UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2006

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-21393	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Nagog Park, Acton, MA	01720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (978) 897-0100

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 13, 2006, the Board of Directors of SeaChange International, Inc. (“SeaChange”) elected Randy Banton as Senior Vice President of Network Storage Products.

Mr. Banton began employment with SeaChange on May 31, 2006 pursuant to the terms of an offer letter providing for at-will employment with an annual salary of $250,000, a one-time signing bonus of $30,000, and eligibility for an annual bonus in an amount of up to $45,000. In addition, if the employment of Mr. Banton is terminated by SeaChange prior to June 1, 2007 other than for cause, as defined in the Change-in-Control Agreement described below, Mr. Banton is entitled to receive base salary, bonus and benefits for an additional six months from the date of termination. On June 5, 2006, Mr. Banton received an incentive stock option award for 25,000 shares and a restricted stock unit award for 12,000 shares, each to vest over a period of three years.

As an employee of SeaChange, Mr. Banton will also be eligible to participate in the benefits offered to SeaChange’s employees, generally, including medical and dental coverage, life and accidental death and disability (AD&D) insurance, SeaChange’s employee stock purchase plan, and SeaChange’s 401(k) plan with a matching contribution.

Prior to joining SeaChange, Mr. Banton served as the Vice President, Technology & Engineering, Defense Electronics Business Unit of Mercury Computer Systems from December 2002 until May 2006. Prior to that, Mr. Banton served in various other positions at Mercury Computer Systems including as Director, Systems Development, Central Engineering from July 1998 until December 2002, Director, Systems Development, Media Server Group from June 1997 to July 1998 and Consultant Engineer, Advanced Technology Group from June 1996 to June 1997.

Change-In-Control Agreement

In connection with assuming this position, Mr. Banton and SeaChange entered into a Change-In-Control Severance Agreement (the “Change-in-Control Agreement”) effective May 31, 2006, the terms of which are substantially similar to those agreements previously entered into by SeaChange with each of Messrs. Bisson, Fiedler, Goldfarb, Mann and Styslinger and described in SeaChange’s 2006 proxy statement. Mr. Banton’s Change-In-Control Agreement is filed as Exhibit 10.1 attached hereto.

The Change-In-Control Agreement is designed to provide an incentive to Mr. Banton to remain with SeaChange leading up to and following a Change in Control. For purposes of the Change-In-Control Agreement, “Change in Control” means (i) the members of the Board of Directors of SeaChange at the beginning of any consecutive 12-calendar month period (“Incumbent Directors”) ceasing for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election, was approved by at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the 12-calendar month period shall be deemed to be an Incumbent Director; (ii) any consolidation or merger whereby the stockholders of SeaChange immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own shares representing 50% or more of the combined voting power of the securities of the corporation (or its ultimate parent corporation) issuing cash or securities in the consolidation or merger; (iii) any sale or other transfer of all or substantially all of the assets of SeaChange to another entity, other than an entity of which at least 50% of the combined voting power is owned by stockholders in substantially the same proportion as their ownership of SeaChange prior to the transaction; (iv) any approval by the stockholders of SeaChange of a plan for liquidation or dissolution of SeaChange; or (v) any corporation or other person acquiring 40% or more of the combined voting power of SeaChange.

Upon a Change in Control, all of Mr. Banton’s unvested stock options and stock appreciation rights automatically vest and become immediately exercisable and any and all restricted stock and restricted stock rights then held by Mr. Banton shall fully vest and become immediately transferable free of restriction, other than those imposed by applicable law. In the event of a subsequent termination of Mr. Banton’s employment for any reason, all of Mr. Banton’s stock options become exercisable for the lesser of (i) the remaining applicable term of the particular stock option or (ii) three years from the date of termination. If within one year following a Change in Control the employment of Mr. Banton is terminated (i) by SeaChange other than for specified cause, death or disability, or (ii) by Mr. Banton for specified good reason, Mr. Banton shall be entitled to the following: (a) two times Mr. Banton’s annual base salary plus one times Mr. Banton’s bonus for the preceding year; (b) for a period of two years, continued health, life and disability benefits; (c) outplacement services for up to one year following termination; (d) up to $5,000 of financial planning services; and (e) accrued vacation pay. If all or any portion of the benefits and payments provided to Mr. Banton would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code resulting in the imposition on Mr. Banton of an excise tax, the payments and benefits will be “grossed-up” so as to place Mr. Banton in the same after-tax position as if no excise tax had been imposed.

Noncompetition, Nondisclosure and Developments Agreement

Mr. Banton also executed SeaChange’s standard form of Employee Noncompetition, Nondisclosure and Developments Agreement, providing for a six month noncompetition and nonsolicitation period following Mr. Banton ceasing to be an employee of SeaChange. The agreement also contains an undertaking of confidentiality by Mr. Banton and an assignment of inventions provision, among other things.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

10.1	Change-In-Control Agreement between SeaChange and Randy Banton, dated as of May 31, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Kevin M. Bisson
Kevin M. Bisson
Chief Financial Officer, Treasurer, Secretary and Senior Vice President, Finance and Administration

Dated: June 19, 2006

Exhibit Index

Exhibit No.	Description
10.1	Change-In-Control Agreement between SeaChange and Randy Banton, dated as of May 31, 2006